Exhibit 10.2

PROMISSORY NOTE

$ 15,600,000 .00	Boston, Massachusetts
June 6, 2024

1.	Promise To Pay.

FOR VALUE RECEIVED, PHR TCI, LLC, a Delaware limited liability company having an address of 1140 Reservoir Avenue, Cranston, Rhode Island 02920 (the "Borrower"), promises to pay to the order of BERKSHIRE BANK, a Massachusetts banking corporation, having an address of 60 State Street, 38th Floor, Boston, Massachusetts 02109 (together with its successors and assigns, the "Lender"), the principal sum of FIFTEEN MILLION SIX HUNDRED THOUSAND AND 00/100 DOLLARS ($15,600,000.00), or if less, the aggregate unpaid principal balance of this Note, together with accrued interest thereon at the effective interest rate herein specified.

2.	Loan Agreement.

This Note is issued pursuant to the terms, provisions and conditions of that certain Commercial Real Estate Mortgage Loan Agreement of even date herewith entered into by and between the Borrower and the Lender (the "Loan Agreement"). Capitalized terms used herein which are not otherwise specifically defined shall have the same meaning herein as in the Loan Agreement.

3.             Interest Rates. Subject to the terms of this Note, the aggregate outstanding principal balance of this Note shall accrue interest at the following applicable interest rates:

A.           Initial Term: During the Initial Term, the aggregate outstanding principal balance of this Note shall accrue interest at a fixed per annum rate equal to two and one half percent (2.50%) in excess of the yield on United States Treasury Securities adjusted to a constant maturity of three (3) years as made available by the Federal Reserve Board as of the date hereof (the “Initial Term Fed Rate”), which Initial Term Fed Rate shall be seven and twenty-five thousandths percent (7.025%).

B.            Extension Terms: So long as the Borrower reasonably satisfies the Extension Term Conditions (as defined in the Loan Agreement) and elects to extend the term of this Note for the First Extension Term and Second Extension Term, as it determines, then the outstanding principal balance of this Note shall accrue interest at a fixed per annum rate of interest equal to two and one half percent (2.50%) in excess of the yield on United States Treasury Securities adjusted to a constant maturity of one (1) year as made available by the Federal Reserve Board (the “Extension Term Fed Rate”), with changes in such interest rate to be effective as of the first day of the First Extension Term and Second Extension Term, as applicable. The Extension Term Fed Rate will be rounded to the nearest one-eighth of one percentage point (0.125%). If the Extension Term Fed Rate is not available to determine the applicable interest rate upon the first day of the First Extension Term or Second Extension Term, as applicable, then Lender shall in good faith choose a new index upon which to determine the interest rate, which new index shall be based on comparable information chosen by Lender in its good faith discretion, and shall have a comparable interest rate to what would have been the Extension Term Fed Rate, and which interest rate shall be effective as of the first day of the First Extension Term or Second Extension Term, as applicable.

4.	Calculation of Interest; Repayment Terms; Permitted Prepayment.

4.1           Payment and Calculation of Interest; Payment Date. All monthly payments on the Loan shall be: (a) payable in arrears commencing on June 6, 2024 and on the 6th day of each month thereafter (each, a “Payment Date”) until the principal together with all interest and other charges payable with respect to the Loan shall be fully paid; and (b) calculated on the basis of a 360-day year and the actual number of days elapsed. All monthly Payment Dates under this Note are subject to the Following Business Day Convention. As used herein, the term "Following Business Day Convention" means the convention for adjusting any relevant date that would otherwise fall on a day that is not a Business Day so that the date will be the first following day that is a Business Day. As used herein, the term "Business Day" means a day which is neither Saturday nor Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Boston, Massachusetts.

4.2           Interest and Principal Payments.

4.2.1       With respect to the Loan, accrued interest only shall be payable on each Payment Date through and including the Interest-Only Period Termination Date based upon the outstanding principal balance of the Loan and an interest rate pursuant to Section 3 above.

4.2.2        The “Interest-Only Period Termination Date” shall be June 6, 2027, such date being the date that is thirty-six (36) months following the date of this Note.

4.2.3       Commencing on the first Payment Date immediately following the Interest-Only Period Termination Date, and as applicable, conditioned upon the Borrower satisfying the Extension Term Conditions (as defined in the Loan Agreement) and electing to extend the term of this Note for the First Extension Term and Second Extension Term, as applicable, and continuing on each successive Payment Date thereafter, Borrower shall make monthly payments of principal and interest on the Loan based upon (i) the outstanding principal balance of the Loan, (i) the applicable interest rate under Section 3, and (iii) a thirty (30) year mortgage-style amortization schedule which calculation shall be binding and conclusive absent manifest error.

4.2.4        The entire unpaid principal balance (along with all other amounts due and owing hereunder), unless sooner accelerated hereunder, shall be due and payable in one (1) final installment on the Maturity Date.

4.3           Prepayment. Subject to exceptions described in the Loan Agreement, Borrower shall have the right, upon five (5) days’ prior written notice to Lender, to prepay the outstanding principal balance of this Note, whether in whole or in part, together with all accrued interest and delinquency charges and any other amounts which may then be due hereunder or under any of the Loan Documents; provided, however, that in connection with each prepayment tendered by Borrower during the term of this Note, Borrower shall simultaneously pay to Lender a prepayment penalty in an amount calculated as follows: (i) if the prepayment occurs during the first (1st) year of the term of this Note, two percent (2.00%) of the principal amount prepaid, and (ii) if the prepayment occurs during the second (2nd) year of the term of this Note, one percent (1.00%) of the principal amount prepaid. Should Borrower prepay any portion of the Loan after the second (2nd) year of the term of this Note, no prepayment fee of any kind shall be due and owing.

4.4           Maturity. At Maturity all accrued interest, principal and other charges and owing with respect to the Loan shall be due and payable in full as follows (unless sooner accelerated pursuant to the terms of this Note or the Loan Agreement):

4.4.1       If the Borrower fails to satisfy the Extension Term Conditions and/or does not elect to extend the term of this Note for the First Extension Term, then the entire aggregate outstanding principal balance under this Note, together with all accrued interest and other fees and charges payable hereunder shall be due and payable in full on June 6, 2027; or

4.4.2       If the Borrower timely satisfies the Extension Term Conditions and elects to extend the term for the First Extension Term but subsequently fails to timely satisfy all Extension Term Conditions and/or does not elect to extend the term of this Note for the Second Extension Term, then the entire aggregate outstanding principal balance under this Note, together with all accrued interest and other fees and charges payable hereunder shall be due and payable in full on June 6, 2028; or

4.4.3        If the Borrower qualifies for and elects to extend the term for the First Extension Term and subsequently satisfies all of the Extension Term Conditions and elects to extend the term of this Note for the Second Extension Term, then the entire aggregate outstanding principal balance under this Note, together with all accrued interest and other fees and charges payable hereunder shall be due and payable in full on June 6, 2029;

4.5           The applicable date on which the entire aggregate outstanding principal balance under this Note, together with all accrued interest and other fees and charges payable hereunder shall be due and payable in full, as set forth above, is referred to in this Note as the “Maturity Date”.

4.6           Method of Payment; Date of Credit. All payments of interest, principal and fees under this Note shall be made in immediately available funds by any of the following methods as chosen by Borrower: (a) by direct charge to an account of Borrower maintained with Lender (or the then holder of the Loan), or (b) by wire transfer to Lender in accordance with instructions provided by Lender, or (c) by check payable to Lender and delivered to Lender at such address as Lender may designate in a written notice to Borrower, or (d) in such other manner as the holder of the Loan may designate in a written notice to Borrower. Payments which are not in the form of immediately available funds shall not be credited to the Loan until such funds become immediately available to Lender.

4.7           Billings. Lender may submit monthly billings reflecting payments due; provided, however, any changes in the effective interest rate under this Note which occur between the date of billing and the due date for that monthly payment may be reflected in the billing for a subsequent month. Neither the failure of Lender to submit a billing nor any error in any such billing shall excuse Borrower from the obligation to make full payment of all Borrower's payment obligations when due.

4.8           Default Rate. At the option of Lender, the outstanding principal balance of this Note shall accrue interest at an interest rate which is five percent (5%) per annum above the otherwise effective interest rate under this Note (the "Default Rate"): (a) while any uncured monetary Default exists and is continuing, during that period between the due date and the date of payment; (b) following any Event of Default, unless and until the Event of Default is either cured by Borrower or waived by Lender; and (c) after Maturity.

4.9           Late Charges. Borrower shall pay, upon billing therefor, a "Late Charge" equal to five percent (5%) of the amount of any installment payment due hereunder (but excluding in all events the principal amount due on the Maturity Date or at any earlier date if this Note is accelerated by Lender due to an Event of Default or other circumstances), which is not paid within ten (10) days of the due date thereof. Late charges are: (a) payable in addition to, and not in limitation of, the Default Rate, (b) intended to compensate Lender for administrative and processing costs incident to late payments, (c) are not interest, and (d) shall not be subject to refund or rebate or credited against any other amount due.

4.10         Application of Payments. Payments received by Lender prior to any Event of Default shall be applied first to any fees, charges and costs due hereunder, second to any accrued and unpaid interest due, and the remainder, if any, to principal due. Any excess payments will be applied to the principal balance unless otherwise notified by Borrower in writing. During the existence of any uncured Event of Default, the Lender may apply payments received on any amounts due hereunder or under the terms of any other Loan Documents in such order and manner as the Lender may determine in its sole discretion.

4.11         Authorization of Lender. Lender is authorized to make, from time to time and based upon Lender's records, notations on its records as to the date and amount of each payment of principal and interest received by Lender, the principal balance of this Note, and the date to which interest has been paid. In the absence of manifest error, all such notations shall be conclusively presumed to be accurate.

4.12         Auto Debit. Borrower hereby authorizes Lender to automatically deduct from the Operating Account the amount of any loan payment, including all payments of interest, principal and other sums when due hereunder from time to time (the “Automatic Payment”), and Lender will thereafter notify Borrower of the amount so charged. If the funds in the Operating Account are insufficient to cover any payment due, Lender shall not be obligated to advance funds to cover the payment.

5.	Acceleration; Event of Default.

At the option of Lender or any other holder of this Note, this Note and the indebtedness evidenced hereby shall become immediately due and payable without further notice or demand, and notwithstanding any prior waiver of any breach or default, or other indulgence, upon the occurrence at any time of any one or more of the following events, each of which shall be an "Event of Default" hereunder and under the Loan Agreement and each other Loan Document: (a) a monetary Default continuing uncured beyond the applicable grace and cure period, if any, set forth in the Loan Agreement, in making any payment of interest, principal, other charges or payments due hereunder; (b) a Default continuing uncured beyond the applicable grace period, if any, set forth in the Loan Agreement or under the Mortgage or any other Loan Document, each as the same may from time to time hereafter be amended; (c) an Event of Default as defined in or as set forth in the Loan Agreement or any other Loan Document, each as the same may from time to time hereafter be amended; or (d) an event which pursuant to any express provision of the Loan Agreement, or of any other Loan Document, gives Lender the right to accelerate the Loan without the benefit of a grace or cure period.

6.	Certain Waivers, Consents and Agreements.

Each and every party liable hereon or for the indebtedness evidenced hereby whether as maker, endorser, guarantor, surety or otherwise hereby, except as otherwise expressly provided in the Loan Agreement or any Loan Documents which they are a party: (a) waives presentment, demand, protest, suretyship defenses and defenses in the nature thereof; (b) waives any defenses based upon and specifically assents to any and all extensions and postponements of the time for payment, changes in terms resulting from a fully executed amendment as requested, and conditions and all other indulgences and forbearances which may be granted by the holder to any party now or hereafter liable hereunder or for the indebtedness evidenced hereby; (c) agrees to any substitution, exchange, release, surrender or other delivery of any security or collateral now or hereafter held hereunder or in connection with the Loan Agreement, or any of the other Loan Documents, and to the addition or release of any other party or person primarily or secondarily liable; (d) agrees that if any security or collateral given to secure this Note or the indebtedness evidenced hereby or to secure any of the obligations set forth or referred to in the Loan Agreement, or any of the other Loan Documents, shall be found to be unenforceable in full or to any material extent, or if Lender or any other party shall fail to duly perfect or protect such collateral, the same shall not relieve or release any party liable hereon or thereon nor vitiate any other security or collateral given for any obligations evidenced hereby or thereby; (e) agrees to pay all actual and reasonable out of pocket costs and expenses incurred by Lender or any other holder of this Note in connection with the indebtedness evidenced hereby, including, without limitation, all attorneys' fees and costs, for the implementation of the Loan, the collection of the indebtedness evidenced hereby and the enforcement of rights and remedies hereunder or under the other Loan Documents, whether or not suit is instituted; and (f) consents to all of the terms and conditions contained in this Note, the Loan Agreement, the Mortgage, the Assignment of Leases and Rents, and all other instruments executed by all parties thereto, evidencing or governing all or any portion of the security or collateral for this Note and for the Loan Agreement, or any one or more of the other Loan Documents.

7.	Delay Not A Bar.

No delay or omission on the part of the holder in exercising any right hereunder or any right under any instrument or agreement now or hereafter executed in connection herewith, or any agreement or instrument which is given or may be given to secure the indebtedness evidenced hereby or by the Loan Agreement, or any other agreement now or hereafter executed in connection herewith or therewith shall operate as a waiver of any such right or of any other right of such holder, nor shall any delay, omission or waiver on any one occasion be deemed to be a bar to or waiver of the same or of any other right on any future occasion.

8.	Partial Invalidity.

The invalidity or unenforceability of any provision hereof, of the Loan Agreement, of the other Loan Documents, or of any other instrument, agreement or document now or hereafter executed in connection with the Loan made pursuant hereto and thereto shall not impair or vitiate any other provision of any of such instruments, agreements and documents, all of which provisions shall be enforceable to the fullest extent now or hereafter permitted by law.

9.	Compliance With Usury Laws.

All agreements between Borrower and Lender are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Lender for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Note shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Borrower and Lender in the execution, delivery and acceptance of this Note to contract in strict compliance with the laws of the Commonwealth of Massachusetts from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents or the Security Documents at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limit of such validity, and if under or from any circumstances whatsoever Lender should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest.

10.	Use of Proceeds.

All proceeds of the Loan shall be used solely for commercial purposes, as more particularly provided for and limited by the Loan Agreement.

11.	Security.

The Borrower’s liabilities and obligations under this Note are secured by the Mortgage and the other Security Documents are more particularly set forth in the Loan Agreement and such Security Documents.

12.	Notices.

Any notices given with respect to this Note shall be given in the manner provided for in the Loan Agreement.

13.	Governing Law and Consent to Jurisdiction.

13.1         Substantial Relationship. It is understood and agreed that all of the Loan Documents were negotiated, drafted, executed and delivered in the Commonwealth of Massachusetts which Commonwealth the parties agree has a substantial relationship to the parties and to the underlying transactions embodied by the Loan Documents.

13.2         Place of Delivery. Borrower agrees to furnish to Lender at Lender's office located at Boston, Massachusetts all further instruments, certifications and documents to be furnished hereunder.

13.3         Governing Law. This Note and each of the other Loan Documents (unless otherwise stated therein) shall in all respects be governed, construed, applied and enforced in accordance with the internal laws of the Commonwealth of Massachusetts without regard to principles of conflicts of law.

14.	Waiver of Jury Trial.

BORROWER AND LENDER MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR LENDER TO ACCEPT THIS NOTE AND MAKE THE LOAN.

15.	No Oral Change.

This Note and the other Loan Documents may only be amended, terminated, extended or otherwise modified by a writing signed by the party against which enforcement is sought. In no event shall any oral agreements, promises, actions, inactions, knowledge, course of conduct, course of dealing, or the like be effective to amend, terminate, extend or otherwise modify this Note or any of the other Loan Documents.

16.	Rights of the Holder.

16.1         This Note and the rights and remedies provided for herein may be enforced by Lender or any subsequent holder hereof, subject to any limitations on Lender as set forth in Section 15.15 of the Loan Agreement, if any. Wherever the context permits each reference to the term "holder" herein shall mean and refer to Lender or the then subsequent holder of this Note.

16.2         Lender may at any time pledge all or any portion of its rights under the Loan Documents including any portion of this Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release Lender from its obligations under any of the Loan Documents.

17.	Lost or Destroyed Note.

Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of this Note, which shall include an indemnity in form and substance satisfactory to Borrower, or any other Security Document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other Security Document, Borrower will issue, in lieu of thereof, a replacement Note or other Security Document in the same principal amount thereof and otherwise of like tenor and the Lender shall execute and deliver to Borrower documentation affirmatively canceling the replaced document.

[signature page follows]

IN WITNESS WHEREOF, the Borrower has caused this Promissory Note to be duly executed by its manager, hereto duly authorized, as a sealed instrument, as of the date first above written.

WITNESS:	PHR TCI, LLC,
a Delaware limited liability company

	By:	Procaccianti Hotel REIT, L.P., its sole Member
	By:	Procaccianti Hotel REIT, LP, LLC, its General Partner
	By:	Procaccianti Hotel REIT, Inc., its sole Member

Natasha V. Ruane	By:	/s/ James A. Procaccianti
Print Name:	Name: James A. Procaccianti
Title: President